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                                                                   EXHIBIT 10.11

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                              MEGATEST CORPORATION

                           LOAN AND SECURITY AGREEMENT

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                                TABLE OF CONTENTS

                                                                              Page
1.       DEFINITIONS AND CONSTRUCTION...................................        1
         1.1     Definitions............................................        1
         1.2     Accounting Terms.......................................        8

2.       LOAN AND TERMS OF PAYMENT......................................        8
         2.1     Advances...............................................        8
         2.2     Overadvances...........................................        9
         2.3     Interest Rates, Payments, and Calculations.............        9
         2.4     Crediting Payments.....................................       10
         2.5     Fees...................................................       10
         2.6     Additional Costs.......................................       10
         2.7     Term...................................................       11

3.       CONDITIONS OF LOANS............................................       11
         3.1     Conditions Precedent to Initial Advance................       11
         3.2     Conditions Precedent to all Advances...................       11

4.       CREATION OF SECURITY INTEREST..................................       11
         4.1     Grant of Security Interest.............................       11
         4.2     Delivery of Additional Documentation Required..........       12
         4.3     Right to Inspect.......................................       12

5.       REPRESENTATIONS AND WARRANTIES.................................       12
         5.1     Due Organization and Qualification.....................       12
         5.2     Due Authorization; No Conflict.........................       12
         5.3     No Prior Encumbrances..................................       12
         5.4     Bona Fide Eligible Accounts............................       12
         5.5     Merchantable Inventory.................................       12
         5.6     Name; Location of Chief Executive Office...............       12
         5.7     Litigation.............................................       13
         5.8     No Material Adverse Change in Financial Statements.....       13
         5.9     Solvency...............................................       13
         5.10    Regulatory Compliance..................................       13
         5.11    Environmental Condition................................       13
         5.12    Taxes..................................................       13
         5.13    Subsidiaries...........................................       13
         5.14    Government Consents....................................       13
         5.15    Full Disclosure........................................       14

6.       AFFIRMATIVE COVENANTS..........................................       14
         6.1     Good Standing..........................................       14
         6.2     Government Compliance..................................       14
         6.3     Financial Statements, Reports, Certificates............       14
         6.4     Inventory; Equipment...................................       15
         6.5     Taxes..................................................       15
         6.6     Insurance..............................................       15
         6.7     Principal Depository...................................       16
         6.8     Quick Ratio............................................       16
         6.9     Debt-Net Worth Ratio...................................       16
         6.10    Tangible Net Worth.....................................       16


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
         6.11    Profitability..........................................       16
         6.12    Further Assurances.....................................       16

7.       NEGATIVE COVENANTS.............................................       16
         7.1     Dispositions...........................................       16
         7.2     Change in Business.....................................       16
         7.3     Mergers or Acquisitions................................       16
         7.4     Indebtedness...........................................       17
         7.5     Encumbrances...........................................       17
         7.6     Distributions..........................................       17
         7.7     Investments............................................       17
         7.8     Capital Improvements...................................       17
         7.9     Total Compensation.....................................       17
         7.10    Transactions with Affiliates...........................       17
         7.11    Subordinated Debt......................................       17
         7.12    Inventory..............................................       17
         7.13    Compliance.............................................       17

8.       EVENTS OF DEFAULT..............................................       18
         8.1     Payment Default........................................       18
         8.2     Covenant Default.......................................       18
         8.3     Material Adverse Effect................................       18
         8.4     Attachment.............................................       18
         8.5     Insolvency.............................................       18
         8.6     Other Agreements.......................................       18
         8.7     Judgments..............................................       18
         8.8     Misrepresentations.....................................       18

9.       BANK'S RIGHTS AND REMEDIES.....................................       19
         9.1     Rights and Remedies....................................       19
         9.2     Power of Attorney......................................       20
         9.3     Accounts Collection....................................       20
         9.4     Bank Expenses..........................................       20
         9.5     Bank's Liability for Collateral........................       20
         9.6     Remedies Cumulative....................................       20
         9.7     Demand; Protest; Application...........................       20

10.      NOTICES........................................................       21

11.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.....................       21

12.      GENERAL PROVISIONS.............................................       21
         12.1    Successors and Assigns.................................       21
         12.2    Indemnification........................................       21
         12.3    Time of Essence........................................       22
         12.4    Severability of Provisions; Headings...................       22
         12.5    Amendments in Writing, Integration.....................       22
         12.6    Counterparts...........................................       22
         12.7    Survival...............................................       22
         12.8    Confidentiality........................................       22


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         This LOAN AND SECURITY AGREEMENT is entered into as of July 6, 1995, by and between BANK OF THE WEST ("Bank") and MEGATEST CORPORATION ("Borrower").

                                    RECITALS

         Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will lend to Borrower, and Borrower will repay the loan to Bank.

                                    AGREEMENT

         The parties agree as follows:

1.        DEFINITIONS AND CONSTRUCTION

          1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                    "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

                    "Advance" or "Advances" means an Advance under the Revolving Facility.

                    "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

                    "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents, whether or not suit is brought. The term "Bank Expenses" shall not include any items covered by Sections 2.6 or 12.2.

                    "Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

                    "Borrowing Base" has the meaning set forth in Section 2.1 hereof.

                    "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

                    "Closing Date" means the date of this Agreement.

                    "Code" means the California Uniform Commercial Code.

                    "Collateral" means the property described on Exhibit A attached hereto.

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                    "Committed Line" means Ten Million Dollars ($10,000,000).

                    "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

                    "Current Assets" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and its Subsidiaries as at such date.

                    "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Advances made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Borrower or any Subsidiary to a date more than one year from the date of determination, but excluding Subordinated Debt.

                    "Daily Balance" means the amount of the Obligations owed at the end of a given day.

                    "Eligible Accounts" means those Accounts that arise in the ordinary course of Borrower's business that comply with all of Borrower's representations and warranties to Bank set forth in Section 5.4, provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

                    (a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

                    (b) Accounts with respect to an account debtor, fifty percent (50%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

                    (c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

                    (d) Accounts arising out of cash on delivery or credit cards sales or with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold (except to the extent Borrower provides evidence satisfactory to Bank that an account


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debtor has irrevocably accepted the goods giving rise to an Account), or other terms by reason of which the payment by the account debtor may be conditional;

                    (e) Accounts with respect to which the account debtor is an Affiliate;

                    (f) Accounts with respect to which the account debtor's principal place of business is not in the United States (except that Accounts that would be Eligible Accounts but for the foregoing restriction will be deemed Eligible Accounts to the extent they arise from (i) products shipped to or services provided to branches or offices located in the United States of foreign account debtors and (ii) invoices that are directed to, and paid from, such branches or offices located in the United States).

                    (g) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

                    (h) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

                    (i) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed thirty percent (30%) of all Eligible Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

                    (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

                    (k) Accounts the collection of which Bank reasonably determines to be doubtful.

                    "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                    "Ex-Im Line" means the credit facility made available to Borrower pursuant to the Ex-Im Loan Agreement.

                    "Ex-Im Loan Agreement" means that certain Loan and Security Agreement (Export-Import Bank) between Bank and Borrower.

                    "GAAP" means generally accepted accounting principles as in effect from time to time.

                    "Foreign Subsidiary" means all Subsidiaries of Borrower other than Subsidiaries that are incorporated under the laws of any state of the United States.

                    "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations; provided that the term "Indebtedness" shall not include the deferred purchase price of property or services incurred in the ordinary course of business.

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                    "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                    "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

                    "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                    "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                    "Lien" means any mortgage, lien, deed of trust, security interest or other encumbrance.

                    "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

                    "Material Adverse Effect" means a material adverse effect on
(i) the business operations or condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, (iii) the validity or enforceability of the Loan Documents, or (iv) the rights and remedies of Bank under the Loan Documents.

                    "Maturity Date" means January 15, 1996.

                    "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

                    "Obligations" means all debt, principal, interest, Bank Expenses and other amounts (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Bank to charge Borrower's loan account) owed to the Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising (including all interest accruing after the commencement of an Insolvency Proceeding).

                    "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.


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                    "Permitted Indebtedness" means:

                    (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

                    (b) Subordinated Debt;

                    (c) Capital leases or indebtedness incurred solely to purchase equipment, which is secured in accordance with clause (c) of "Permitted Liens" below and is not in excess of the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of acquisition;

                    (d) Indebtedness to trade creditors incurred in the ordinary course of business.

                    (e) Indebtedness set forth on the Schedule.

                    (f) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

                    (g) Indebtedness secured by Permitted Liens;

                    (h) Other Indebtedness not otherwise permitted by Section
7.4 not exceeding Three Hundred Thousand Dollars ($300,000) in the aggregate outstanding at any time;

                    (i) Indebtedness and purchase orders entered into in the ordinary course of business by Micro Component Technology, Inc., in each case to the extent assumed in connection with Borrower's acquisition of Micro Component Technology, Inc., in an aggregate amount not to exceed Six Million Dollars ($6,000,000); and

                    (j) Extensions, refinancings, modifications, amendments and restatements of any of items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

                    "Permitted Investment" means:

                    (a) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof,
(ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) any Investments permitted by Borrower's investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by the Bank, which approval shall not be unreasonably withheld;

                    (b) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;


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                    (c) Investments (whether consisting of the purchase of
securities, loans, capital contributions, or otherwise) of Subsidiaries in or to other Subsidiaries or in Borrower;

                    (d) Subject to Section 7.9, Investments consisting of receivables owing to Borrower or its Subsidiaries by Persons and advances to customers or suppliers, in each case, if created, acquired or made in the ordinary course of business; provided that this paragraph (d) shall not apply to Investments owing by Subsidiaries to Borrower;

                    (e) Investments consisting of (i) compensation of employees, officers and directors of Borrower or its Subsidiaries so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries, and (iv) other loans to officers and employees approved by the Board of Directors, provided that the outstanding aggregate principal balance of the advances and loans set forth in (ii), (iii) and (iv) shall not at any time exceed One Hundred Thousand Dollars ($100,000).

                    (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

                    (g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates in the ordinary course of business;

                    (h) Investments constituting acquisitions permitted under
Section 7.3;

                    (i) Deposit accounts of any Subsidiaries maintained in the ordinary course of business;

                    (j) Investments accepted in connection with Transfers permitted by Section 7.1;

                    (k) Investments in the stock of Micro Component Technology, Inc. acquired in connection with the Purchase Agreement between Borrower and Micro Component Technology, Inc.;

                    (l) A payroll account maintained in the ordinary course of Borrower's business with Bank of America and money market and similar accounts holding deposits for cash management not in excess of Two Hundred Thousand Dollars ($200,000); and

                    (m) Investments (whether consisting of the purchase of securities, loans, capital contributions or otherwise) of Borrower in or to Subsidiaries, provided the aggregate of such Investments shall not exceed Three Hundred Thousand Dollars ($300,000) in any calendar month.

                    "Permitted Liens" means the following:

                    (a) Any liens existing as of the date hereof and disclosed on the Schedule, the first priority Lien granted under the Ex-Im Loan Agreement in the export-related Inventory and export-related Accounts, and any Liens arising under this Agreement or the other Loan Documents;

                    (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;


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

                    (c) Liens upon or in any equipment acquired by Borrower or any of its Subsidiaries after the date hereof to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

                    (d) Liens on Equipment leased by Borrower or any Subsidiary pursuant to an operating lease in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such Equipment (including Liens pursuant to leases permitted pursuant to Section 7.1 and Liens arising from UCC financing statements regarding leases permitted by this Agreement);

                    (e) Leases or subleases and licenses and sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license;

                    (f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.8;

                    (g) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

                    (h) Earn-out and royalty obligations existing on the date hereof or entered into in connection with an acquisition permitted by Section 7.3;

                    (i) Liens on assets acquired from Micro Component Technology, Inc.; and

                    (j) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a), (c), and (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

                    "Person" means any individual, sole proprietorship, limited liability company, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                    "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

                    "Quick Assets" means, at any date as of which the amount thereof shall be determined, the consolidated cash, cash-equivalents, accounts receivable and investments, with maturities not to exceed 90 days, of Borrower determined in accordance with GAAP.

                    "Responsible Officer" means each of the Chief Executive Officer, Chief Financial Officer and Corporate Controller of Borrower.

                    "Revolving Facility" means the facility under which Borrower may request Bank to issue cash advances, as specified in Section 2.1 hereof.

                    "Schedule" means the schedule of exceptions attached hereto.


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

                    "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank.

                    "Subsidiary" means any corporation or partnership in which
(i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate. Unless the context otherwise requires, any reference to Subsidiary shall be a reference to Subsidiary of Borrower.

                    "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) all reserves not already deducted from assets, and (ii) Total Liabilities.

                    "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

                    1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

          2.        LOAN AND TERMS OF PAYMENT

                    2.1 Advances. Subject to the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower in an aggregate amount not to exceed the lesser of (i) the Committed Line or (ii) the Borrowing Base, in each case minus the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit). For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to Eighty Percent (80%) of Eligible Accounts.

         Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 11:00 a.m. California time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Borrowing Certificate in a form acceptable to Bank. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1 to Borrower's loan account.

         Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement. Amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement so long as no Event of Default has occurred and is continuing.

                    2.1.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower in an aggregate face amount not to exceed (i) the lesser of the Committed Line or the Borrowing Base



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


minus (ii) the then outstanding principal balance of the Advances minus (iii) the face amount of the then outstanding Letters of Credit; provided that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not at any time exceed Five Million Dollars ($5,000,000). All such letters of credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms, conditions and fees provided for in Bank's form of application and letter of credit agreement. Borrower shall indemnify, defend and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any letters of credit, except for losses caused by Bank's gross negligence or willful misconduct. All amounts actually paid by Bank in respect to a letter of credit shall, when paid, constitute an Advance under this Agreement.

                    2.1.2 Letter of Credit Reimbursement; Reserve.

                          (a) Borrower may request that Bank issue a letter of
credit payable in a currency other than United States Dollars. If a demand for payment is made under any such letter of credit, Bank shall treat such demand as an advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

                          (b) Upon the issuance of any letter of credit payable
in a currency other than United States Dollars, Bank shall create a reserve under the Committed Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to Ten Percent (10%) of the face amount of such letter of credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Line shall be reduced by the amount of such reserve for so long as such letter of credit remains outstanding.

              2.2 Overadvances. If, at any time or for any reason, the amount of Obligations (including the face amount of all outstanding Letters of Credit) owed by Borrower to Bank pursuant to Section 2.1 of this Agreement is greater than the lesser of (i) the Committed Line or (ii) the Borrowing Base, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

              2.3 Interest Rates, Payments, and Calculations.

                    (a) Interest Rate. Except as set forth in Section 2.3(b), any Advances shall bear interest, on the average Daily Balance, at a rate equal to one percentage point (1.0%) above the Prime Rate.

                    (b) Default Rate. All Obligations shall bear interest, from and after the occurrence of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

                    (c) Payments. Interest hereunder shall be due and payable on the fifth calendar day of each month during the term hereof. Bank may, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against Borrower's loan account or against the Committed Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                    (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime

Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

              2.4 Crediting Payments. The receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds and is made to the appropriate deposit account of Bank or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 11:00 a.m. California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

              2.5 Fees. Borrower shall pay to Bank the following:

                    (a) Facility Fee. A Facility Fee equal to Ten Thousand Dollars ($10,000), which fee shall be due upon the date of this Agreement and upon each anniversary of the date hereof and shall be fully earned and nonrefundable;

                    (b) Financial Examination and Appraisal Fees. Bank's customary fees and out-of-pocket expenses for Bank's audits of Borrower's Accounts, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by Bank or its agents;

                    (c) Bank Expenses. Upon the date hereof, all Bank Expenses incurred through the date hereof, including reasonable attorneys' fees and expenses.

              2.6 Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

                          (a) subjects Bank to any tax with respect to payments
of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

                          (b) imposes, modifies or deems applicable any deposit
insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

                          (c) imposes upon Bank any other condition with respect
to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

               2.7 Term. This Agreement shall become effective upon the date hereof and shall continue in full force and effect for a term ending on the date that all of Borrower's Obligations to Bank have been satisfied. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the earlier of
(i) the occurrence and during the continuance of an Event of Default or (ii) the Maturity Date. Borrower shall have a right to terminate this Agreement upon prior written notice to Bank, without any prepayment penalty or premium. On the date of termination, all Obligations shall become immediately due and payable in cash or by wire transfer. Notwithstanding termination, until all Obligations have been satisfied, Bank shall retain its Lien in the Collateral to secure satisfaction of such Obligations.

            3. CONDITIONS OF LOANS

               3.1 Conditions Precedent to Initial Advance. The obligation of Bank to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                    (a) this Agreement;

                    (b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                    (c) financing statement (Form UCC-1);

                    (d) insurance certificate;

                    (e) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

                    (f) audit of Borrower's Accounts and Inventory; and

                    (g) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

               3.2 Conditions Precedent to all Advances. The obligation of Bank to make each Advance, including the initial Advance, is further subject to the following conditions:

                    (a) timely receipt by Bank of the Borrowing Certificate as provided in Section 2.1; and

                    (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Borrowing Certificate and on the effective date of each Advance as though made at and as of each such date, Bank shall have timely received the statements, reports and certificates specified in Section 6.3, and no Event of Default shall have occurred and be continuing, or would exist immediately after giving effect to such Advance.

         The making of each Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the accuracy of the facts referred to in this Section 3.2(b).

            4. CREATION OF SECURITY INTEREST

               4.1 Grant of Security Interest. Borrower grants to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Notwithstanding the foregoing, Bank's security interest in the export-related Inventory and export-related Accounts granted in the Ex-Im Agreement shall remain superior in priority to the security interest in such collateral granted under the Agreement.

              4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

              4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

         5.   REPRESENTATIONS AND WARRANTIES

              Borrower represents and warrants as follows:

              5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except for such states as to which any failure to so qualify would not have a Material Adverse Effect.

              5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

              5.3 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

              5.4 Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations of Borrower's account debtors, created by the sale or lease of goods, the licensing of rights, or the rendition of services to account debtors in the ordinary course of Borrower's business, and unconditionally owed to Borrower. The property giving rise to such Eligible Accounts has been delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

              5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.

              5.6 Name; Location of Chief Executive Office. Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

              5.7 Litigation. Except as disclosed in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

              5.8 No Material Adverse Change in Financial Statements. Except as disclosed in the Schedule, all consolidated financial statements related to Borrower that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

              5.9 Solvency. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

              5.10 Regulatory Compliance. Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has complied with all statutes, laws, ordinances, and government rules and regulations to which it is subject, non-compliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

              5.11 Environmental Condition. Except as disclosed in the Schedule, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or any Subsidiary relating to the release or disposal of hazardous waste or hazardous substances.

              5.12 Taxes. Borrower and each Subsidiary has filed or caused to be filed all material tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

              5.13 Subsidiaries. Except as disclosed in the Schedule, Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

              5.14 Government Consents. Borrower and each Subsidiary has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted.

              5.15 Full Disclosure. The representations, warranties and other statements included in the documents, certificates and written statements furnished by Borrower to Bank prior to or as of the date of this Agreement for use in connection with the transactions contemplated by this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

         6.   AFFIRMATIVE COVENANTS

              Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

              6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

              6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower has not withdrawn from, and no termination or partial termination has occurred with respect to any deferred compensation plan, and Borrower has not withdrawn from any multi-employer plan under ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

              6.3 Financial Statements, Reports, Certificates. Borrower shall maintain a standard system of accounting in accordance with GAAP. Borrower shall deliver to Bank: (a) as soon as available, but in any event within fifty (50) days after the end of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during such period, certified by an officer of Borrower reasonably acceptable to Bank, and all reports on Form 10-Q filed with the Securities and Exchange Commission;
(b) as soon as available, but in any event within ninety-five (95) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank and all reports on Form 10-K filed with the Securities and Exchange Commission; (c) within five (5) days upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; and (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time. Borrower shall maintain as Bank's custodian copies of Borrower's sales journals, customer purchase orders and evidence of shipping arrangements, and shall deliver copies thereof to Bank at Bank's request.

         Within twenty (20) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in a form and substance acceptable to

Bank, together with aged listings of accounts receivable and accounts payable and a detailed inventory listing, all in form and substance acceptable to Bank.

         Borrower shall deliver to Bank with the Borrowing Base Certificate and quarterly financial statements a Compliance Certificate signed by a Responsible Officer in form and substance acceptable to Bank.

         Bank shall have a right from time to time hereafter to audit Borrower's Accounts and Inventory at Borrower's expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

         Bank may destroy or otherwise dispose of any documents delivered to Bank six (6) months after Bank's receipt thereof.

              6.4 Inventory; Equipment. Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000). Borrower shall keep accurate records describing the kind, quality and quantity of Inventory, Borrower's cost therefor and selling price thereof, and daily withdrawals therefrom and additions thereto, all of which shall be available to Bank for inspection and copying upon Bank's request. Borrower shall keep all equipment used in Borrower's business in good operating condition, normal wear and tear excepted, except for the abandonment of worn-out or obsolete equipment in the ordinary course of business. Borrower shall maintain a list of such equipment showing date of purchase, identifying numbers, and records of maintenance, and shall deliver such list from time to time to Bank upon Bank's request. Upon five (5) days' notice, Bank shall have the right from time to time during Borrower's usual business hours to inspect such equipment.

              6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

              6.6 Insurance.

                    (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's business and ownership of Borrower's property in amounts and of a type that are customary to businesses similar to Borrower's (including errors and omissions policies on behalf of Borrower's officers and directors for a coverage amount not less than $7,000,000).

                    (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

              6.7 Principal Depository. Borrower shall maintain its principal depository and operating accounts with Bank.

              6.8 Quick Ratio. Beginning the fiscal quarter ending August 31, 1995, Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Quick Assets to Current Liabilities of at least 1.0 to 1.0.

              6.9 Debt-Net Worth Ratio. Borrower shall maintain on a quarterly basis a ratio of Total Liabilities to Tangible Net Worth plus Subordinated Debt of not more than 0.85 to 1.0.

              6.10 Tangible Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter, a Tangible Net Worth of not less than Fifty-Five Million Dollars ($55,000,000), plus Fifty Percent (50%) of Borrower's net earnings after taxes from the immediately preceding fiscal quarter.

              6.11 Profitability. Borrower shall be profitable after taxes for each fiscal quarter, beginning the fiscal quarter ending on May 31, 1995.

              6.12 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

         7. NEGATIVE COVENANTS

              Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following:

              7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than (i) Transfers of Inventory in the ordinary course of business; (ii) Transfer of non-exclusive licenses and similar arrangements for the use of property in the ordinary course of business; (iii) Transfers of worn-out or obsolete equipment; (iv) Transfers which constitute liquidation of Investments permitted under Section 7.7; (v) Transfers from any Subsidiary to another Subsidiary or Borrower and any Transfers from Borrower to a Subsidiary that are Permitted Investments; and (vi) Transfers of other assets in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year.

              7.2 Change in Business. Suspend or go out of business, engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in Borrower's ownership. Borrower will not, without thirty (30) days prior written notification to Bank, relocate its chief executive office.

              7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or a substantial portion of the capital stock or property of another Person.

              7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

              7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

              7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock; provided that (i) Borrower may declare and make any dividend payment or other distribution payable in its equity securities, and
(ii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor.

              7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

              7.8 Capital Improvements. Make any plant or fixed capital expenditure, or any commitment therefor, or purchase or lease any real or personal property in any fiscal year in an amount in excess of Seventeen Million, Five Hundred Thousand Dollars ($17,500,000).

              7.9 Total Compensation. Pay total cash compensation, in whatever form, during any fiscal year to Borrower's five highest paid executives, officers and directors in an aggregate amount in excess of Twenty Percent (20%) of those paid in the prior fiscal year.

              7.10 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person and except for transactions with a Subsidiary that are upon fair and reasonable terms and transactions constituting Permitted Investments.

              7.11 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with any applicable subordination agreement or with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

              7.12 Inventory. Store the Inventory with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement when requested to perfect Bank's security interest; provided that Borrower may deliver Inventory to prospective customers in the ordinary course of Borrower's business for testing or demonstration, so long as Borrower gives Bank prior notice of any Inventory so maintained with a value greater than Two Million Dollars ($2,000,000) and Borrower cooperates with Bank in perfecting Bank's security interest in such Inventory.

              7.13 Compliance. Become an "investment company" controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, permit any condition to exist that would entitle any Person to obtain a decree adjudicating that any Plan under ERISA must be terminated, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

         8.  EVENTS OF DEFAULT

              Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

              8.1 Payment Default. If Borrower fails to pay any Obligations when due and payable;

              8.2 Covenant Default. If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank;

              8.3 Material Adverse Effect. If there occurs an event that has a Material Adverse Effect or a material impairment of the value or priority of Bank's security interest in the Collateral;

              8.4 Attachment. If all or any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contesting by Borrower (provided that no Advances will be required to be made during such cure period);

              8.5 Insolvency. If an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within ten (10) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

              8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000), or which default could have a Material Adverse Effect;

              8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment); or

              8.8 Misrepresentations. If misrepresentation or misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

         9.   BANK'S RIGHTS AND REMEDIES

              9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                    (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

                    (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

                    (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                    (d) Without notice to or demand upon Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                    (e) Without notice to Borrower set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or
(ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

                    (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

                    (g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including without limitation Bank's or Borrower's premises) as Bank determines is reasonable;

                    (h) Bank may credit bid and purchase at any public sale; and

                    (i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

                    9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

                    9.3 Accounts Collection. Upon the occurrence and during the continuation of an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

                    9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

                    9.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

                    9.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless in writing.

                    9.7 Demand; Protest; Application. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable. Borrower waives any right to direct the application of any amount received by Bank.

         10.  NOTICES

              Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized, overnight delivery service or by certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

         If to Borrower:            Megatest Corporation
                                    1321 Ridder Park Drive
                                    San Jose, CA  95131-2306
                                    Attn:  Mel Flanigan
                                    FAX:  (408) 451-3202

         If to Bank:                Bank of the West
                                    50 West San Fernando St., 2nd Fl.
                                    7-064-2
                                    San Jose, CA  95113
                                    Attn:  Daniel W. Corry
                                    FAX:  (408) 947-5117

         The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

         11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

              This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         12.  GENERAL PROVISIONS

              12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

              12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower, whether under this Agreement or any other Loan Document (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

              12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

              12.4 Severability of Provisions; Headings. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. Headings are set forth in this Agreement for convenience only.

              12.5 Amendments in Writing, Integration. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents. Without limiting the generality of the foregoing, that certain Loan and Security Agreement dated as of December 15, 1994 between Borrower and Bank is terminated and shall have no further force or effect; provided that the financing statement (Form UCC-1) filed in connection therewith shall serve to perfect the security interest granted hereunder.

              12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

              12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run, provided that so long as the obligations set forth in the first sentence of this
Section 12.7 have been satisfied, and Bank shall have no commitment to make any Advances or to make any other loans to Borrower, Bank shall release all security interests granted hereunder and redeliver all Collateral held by it in accordance with applicable law.

              12.8 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees, participants or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower, (iii) as required by law, regulations, rules or order, subpoena, judicial order or similar order and (iv) as may be required in connection with the examination, audit or similar investigation of Bank. Confidential information hereunder shall not include any information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                                MEGATEST CORPORATION

                                                By: \s\ MELVIN L. FLANIGAN
                                                    ____________________________

                                                Title: Corporate Controller
                                                       _________________________

                                                By:_____________________________

                                                Title:__________________________

                                                BANK OF THE WEST

                                                By: \s\ DANIEL W. CORRY
                                                    ____________________________

                                                Title: Vice President
                                                       _________________________

                                    EXHIBIT A

         The Collateral shall consist of all right, title and interest of Borrower in and to the following:

          (a) All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

          (b) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing;

          (c) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

          (d) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing;

          (e) All documents, cash, deposit accounts, securities, letters of credit (other than 35% of the securities of Foreign Subsidiaries), certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing;

          (f) All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

          (g) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

          Collateral shall not include:

          (i) That amount held in deposit account with Marine Midland Bank, N.A. not to exceed Eight Million Dollars ($8,000,000), plus interest accruing from time to time, securing obligations in accordance with that certain Pledge Agreement dated November 30, 1993 between Borrower and The Hongkong and Shanghai Banking Corporation Limited; or

          (ii) All buildings, structures, facilities, landscaping and other improvements now or hereafter located on the Land (as defined in the Deed of Trust by Borrower and Wolverine Leasing Corp. for the benefit of The Hongkong and Shanghai Banking Corporation Limited dated as of November 30, 1993), and all building materials, building equipment and fixtures of every kind and nature now or hereafter located on the Land or attached to, contained in or used in connection with any such buildings, structures, facilities, landscaping or other improvements, and all appurtenances and additions thereto and betterments, renewals, substitutions and replacements thereof.

                                   SCHEDULE A
                                   LITIGATION

         On March 27, 1995, Credence Systems Corporation ("Credence") named the Company as a defendant in a patent infringement lawsuit originally filed by Credence against MCT in the U.S. District Court for the Northern District of California (the "Court"). The suit alleges that the Company's manufacture and sale of certain Voyager assets acquired by the Company from MCT infringe a U.S. patent held by Credence. On April 24, 1995, the Company filed with the Court a counterclaim against Credence for a declaratory judgment that the Credence patent is invalid and unenforceable, and that the manufacture and sale of Voyager assets do not infringe the Credence patent. The Company intends to vigorously defend the patent infringement claim and pursue its counterclaims against Credence.